Exhibit 10.9

JULY 18, 2008 $10,000 UNSECURED NOTE AGREEMENT

FOR VALUE RECEIVED, Hot Web, Inc.(the “Maker” or the “Company”), a Florida corporation, having a place of business at  2728 S. Cole Rd. Suite 140, Boise, Idaho 83709, hereby promises to pay to the order of AccessKey IP (“Payee” or “Lender”), a Nevada corporation, having its principal address at 8100 M4 Wyoming Ave., Suite 420, Albuquerque, NM. 87113, the sum of $10,000, advanced to the Company on July 18, 2008. This Unsecured Convertible Note Agreement (this “Note”) is issued due to loans for the “Company’s operations.

1.  Maturity.  The amount outstanding under this Note will be due and payable at the address of Lender or such other place as Lender may designate on November 21, 2008 (the “Maturity Date”).

2.  Payments of Interest and Principal.  Interest and principal on the borrowed outstanding principal balance under this Note shall be payable on January 17, 2009

3.  Interest Rate.  The outstanding principal balance of this Note shall bear interest at a rate per annum equal to 12.0% per annum, amortized monthly in arrears interest calculated on a 365-day basis

4.  Use of Proceeds.  Funds advanced under this Note shall be used for the Maker’s general corporate purposes consistent with the Maker’s business.

5.  Notice.  All notices required to be given to any of the parties hereunder shall be in writing and shall he deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

If to the Maker:	Hot Web, Inc.
2728 S. Cole Rd. Suite 140
Boise, Idaho 83709
Telephone: (208) 562-1700

If to the Lender:	AccessKey IP, Inc.
8100 M4 Wyoming Blvd NE, Suite 420,
Albuquerque, New Mexico, 87113
(310) 734-4254

Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

6.  Severability.  In the event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.  Successors and Assigns. This Note inures to the benefit of the Lender and binds the Maker, and its respective successors and assigns, and the words “Lender” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

8.  Entire Agreement.  This Note embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether express or implied, oral and written.

9.  Modification of Agreement.  This Note may not be modified, altered or amended, except by an agreement in writing signed by both the Maker and the Lender.

10.  Governing Law.  This instrument shall be construed according to and governed by the laws of the State of New Mexico.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first written above.

MAKER

Hot Web, Inc.

By: /s/ Brian Hanold
Brian Hanold, General Manager